EXHIBIT 10.20

*** Text omitted and filed separately

Confidential Treatment Requested

under 17 C.F.R. §§200.80 (b)(4) and 240.24b-2

Drug Product Development and Clinical Supply Agreement

THIS AGREEMENT is effective as of the 1st day of April, 2005 (the “Effective Date”).

BY AND BETWEEN:

NEUROBIOLOGICAL TECHNOLOGIES, INC., a corporation organized and existing under the laws of Delaware, with its principal offices located at 3260 Blume Drive, Suite 500, Richmond, California 94806 (hereinafter referred to as “NTI”)

AND:

BAXTER PHARMACEUTICAL SOLUTIONS LLC, a Delaware limited liability company, with a place of business located at 927 South Curry Pike in Bloomington, Indiana 47403 (hereinafter referred to as “BPS”);

WHEREAS, NTI is the owner of patents, formulations and know-how related to each Drug Product, as defined below;

WHEREAS, BPS has the expertise and the manufacturing facility suitable for the Production (as defined below) of Drug Product;

WHEREAS, NTI wishes to have BPS Produce Drug Product, and BPS wishes to Produce Drug Product for NTI;

NOW, THEREFORE, in consideration of the premises and the undertakings, terms, conditions and covenants set forth below, the parties hereto agree as follows:

Article 1, DEFINITIONS.

1.1	AFFILIATE of a party hereto shall mean any entity that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable interest for an entity other than a corporation).

1.2	BATCH shall mean a specific quantity of a Drug Product comprising a number of units mutually agreed upon between NTI and BPS, and that (a) is intended to have uniform character and quality within specified limits, and (b) is Produced according to a single manufacturing order during the same cycle of manufacture.

1.3	BILL OF MATERIALS may refer to either a manufacturing bill of materials or packaging bill of materials and in each case shall mean the document specifying the Components, excipients and other materials required for Production of Drug Product, which in each instance required shall be developed by BPS and agreed to in writing by NTI. In each instance so required, BPS shall deliver the Bill of Materials to NTI. NTI

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shall review and approve or modify said Bill of Materials. If approved, NTI shall execute and return one (1) fully executed original or copy to BPS. If NTI proposes modifications to said Bill of Materials, NTI shall submit said changes to BPS for review. Said Bill of Materials shall continue to be exchanged in such manner until the parties are in agreement, at which time BPS shall submit the Bill of Materials to NTI for final approval, and NTI shall execute and return one (1) fully executed original or copy to BPS.

1.4	BPS SOPs shall mean BPS’ Standard Operating Procedures which shall be deemed reviewed and approved by NTI prior to entering into each Project Plan, and Drug Product-Specific SOPs; provided, however, if BPS proposes to modify any Drug Product-Specific SOPs after commencement of a Project Plan, then such modification to such Drug Product-Specific SOP shall not be implemented unless and until NTI has reviewed and confirmed approval of such modification.

1.5	BULK DRUG SUBSTANCE shall mean the active compound, as set forth in the Development Plan or Project Plan, to be supplied by NTI for use in Production of Drug Product.

1.6	cGMP shall mean current Good Manufacturing Practices as defined in the FDA rules and regulations, or as defined in another Regulatory Authority’s rules and regulations as explicitly set forth in a Project Plan, including, without limitation, the United States regulations set forth at 21 CFR Parts 210-211 and 600-610, as appropriate.

1.7	CANCELLATION FEES shall mean the fees set forth in Section 3.3 that are payable by NTI in the event that NTI cancels the Production of any Batch of Drug Product set forth in the Project Plan, except as otherwise provided herein.

1.8	COMPONENTS shall mean all components used by BPS in Production of Drug Product under this Agreement. Components are listed in the Bill of Materials and/or the Project Plan, and such Components are identified as Components supplied by NTI (“NTI Supplied Components”) and Components supplied by BPS (“BPS Supplied Components”).

1.9	CONFIDENTIAL INFORMATION shall mean all information and data provided by the disclosing party to the receiving party (“Recipient”), subject to Section 10.7, except any portion of such information and data which:

(a)	is known to the Recipient as evidenced by its written records before receipt thereof from the disclosing party;

(b)	is lawfully disclosed to the Recipient on a non-confidential basis by a third person who has the right to make such disclosure;

(c)	is or becomes part of the public domain through no fault of the Recipient; or

(d)	the Recipient can reasonably establish is independently developed by Recipient without use of the information disclosed by the disclosing party.

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1.10	DEVELOPMENT shall mean studies or activities conducted by BPS to develop, to optimize or to transfer from NTI to BPS a process to Produce Drug Product, in accordance with the Specifications and cGMP. Development activities shall be identified in the Development Plan.

1.11	DEVELOPMENT PLAN shall mean the written plan(s) containing the parameters for Development of Drug Product that shall be developed by BPS and agreed to in writing by NTI for each Drug Product under this Agreement, as it may be amended from time to time by written mutual agreement of the parties. Prior to commencing Development for any Drug Product, BPS shall deliver two (2) signed originals of the Development Plan to NTI. NTI shall review the Development Plan, and if acceptable, shall sign both originals of the Development Plan and return one (1) fully executed original to BPS. Each fully executed Development Plan shall be incorporated herein by reference and made a part of this Agreement. BPS shall have no obligation to commence Development for a Drug Product until NTI has executed and returned the Development Plan for such Drug Product to BPS. In the event of a conflict between any of the provisions of this Agreement and the Development Plan, the provisions of this Agreement shall govern.

1.12	DRUG PRODUCT shall mean each pharmaceutical product set forth in a Development Plan, or set forth in a Project Plan that is to be Produced by BPS in finished dosage form for development and/or clinical use only.

1.13	DRUG PRODUCT-SPECIFIC SOPs shall mean the standard operating procedures (SOPs) that are specific to Drug Product.

1.14	FDA shall mean the United States Food and Drug Administration or any successor entity thereto.

1.15	FD&C ACT shall mean the United States Federal Food, Drug and Cosmetic Act, as it may be amended from time to time.

1.16	LABELING shall mean all labels and other written, printed, or graphic matter upon: (a) Drug Product or any container, carton, or wrapper utilized with Drug Product, or (b) any written material accompanying Drug Product.

1.17	MASTER BATCH RECORD (MBR) shall mean the formal set of instructions for Production of Drug Product. The MBR shall be developed and maintained in BPS’ standard format by BPS, using NTI’s master formula and technical support.

1.18	PRODUCTION or PRODUCE shall mean all or a portion of the process of formulating, filling, packaging, inspecting, labeling, and testing of Drug Product by BPS (or by a BPS subcontractor on behalf of BPS).

1.19

PROJECT PLAN shall mean the written plan(s) containing the parameters for Production of Drug Product, which shall be developed by BPS and agreed to in writing by NTI for each Drug Product under this Agreement, as it may be amended from time to time by written mutual agreement of the parties. Prior to commencing Production of any Drug Product, BPS shall deliver two (2) signed originals of the Project Plan to NTI. NTI shall review the Project Plan, and if acceptable, shall sign both originals of the Project Plan and return one (1) fully executed original to BPS. Each fully executed Project Plan shall be incorporated herein by reference and made a part of this Agreement. BPS shall

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have no obligation to commence Production of a Drug Product until NTI has executed and returned the Project Plan for such Drug Product to BPS. In the event of a conflict between any of the provisions of this Agreement and the Project Plan, the provisions of this Agreement shall govern.

1.20	PURCHASE PRICE shall mean the amount to be paid by NTI, as specified in each Development Plan and Project Plan.

1.21	QUALITY AGREEMENT shall mean a written agreement that sets forth the responsibilities of BPS and NTI with respect to Production activities and quality assurance activities in connection with the Development Plans, Project Plans and this Agreement. Each Quality Agreement shall be incorporated herein by reference and made a part of this Agreement. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement, the provisions of this Agreement shall govern.

1.22	QUALITY CONTROL MASTER DOCUMENT (“QCMD”) shall mean a listing of the analytical testing and corresponding specifications (including Specifications, as set forth in Section 1.26 below) to be performed on the Bulk Drug Substance, raw materials, and Drug Product.

1.23	REGULATORY AUTHORITY shall mean those governmental agencies or authorities responsible for regulation of Drug Product in the United States or outside of the United States. BPS shall have no obligation to Produce Drug Product in compliance with the requirements of a Regulatory Authority not specified in the applicable Project Plan.

1.24	REGULATORY PLAN shall mean the written plan(s) containing the parameters for regulatory services and support services provided by BPS in connection with NTI’s development and maintenance of regulatory submissions and supporting documentation, as it may be amended from time to time by written mutual agreement of the parties. Upon the written request of NTI (in its sole discretion), a Regulatory Plan will be developed by BPS, and if acceptable to NTI, BPS shall deliver two (2) signed originals of the Regulatory Plan to NTI. NTI shall review the Regulatory Plan, and if acceptable, shall sign both originals of the Regulatory Plan and return one (1) fully executed original to BPS. Upon full execution, the Regulatory Plan shall be incorporated herein by reference and made a part of this Agreement. BPS shall have no obligation to perform regulatory services or provide support services for a Drug Product until NTI has executed and returned the Regulatory Plan for such Drug Product to BPS. For the avoidance of doubt, BPS acknowledges and agrees that NTI manages, and shall continue to manage, regulatory affairs for all NTI products, including Drug Products. In the event of a conflict between any of the provisions of this Agreement and the Regulatory Plan, the provisions of this Agreement shall govern.

1.25	RELEASED EXECUTED BATCH RECORD shall mean the completed Batch record, and associated exception reports and QCMD that are created for each Batch of Drug Product.

1.26	SPECIFICATIONS shall mean the specifications for the Drug Product that are set forth in the QCMD and in the Master Batch Record for that Drug Product, and to the extent that BPS is required to test the Bulk Drug Substance, the specifications for the Bulk Drug Substance.

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Article 2, DEVELOPMENT AND PRODUCTION OF DRUG PRODUCT.

2.1	Initiation: NTI hereby engages BPS, and BPS hereby agrees, to Develop and Produce Drug Product(s) and to perform services in compliance with the Development Plan(s), Project Plan(s) and/or the Regulatory Plan(s) and the Quality Agreement (as applicable). Each such executed Quality Agreement, Development Plan, Project Plan and Regulatory Plan constitutes an integral part of this Agreement, and is incorporated herein by reference. Upon execution of a Project Plan for each Drug Product, BPS shall commence Production of such Drug Product pursuant to the Project Plan. Upon execution of a Regulatory Plan for each Drug Product, BPS shall commence providing services pursuant to the Regulatory Plan.

2.2	Documentation: Drug Product-specific Master Batch Records shall be reviewed and approved by BPS and by NTI prior to commencement of Production of such Drug Product. Any material change to an approved Drug Product-specific Master Batch Record will be reviewed and approved by BPS and by NTI prior to said change being implemented. For purposes of clarification, “material” changes include (without limitation) changes that may or would affect the strength, identity, safety, purity or quality or the Drug Product, or changes in any process described in the Master Batch Record. For each Batch of Drug Product Produced hereunder, BPS shall use a copy of the Master Batch Record. Each such copy of the Master Batch Record that is used for such Batch of Drug Product Produced hereunder shall be assigned a unique batch number by BPS. NTI may, in its sole discretion, assign and add an additional unique lot number. Any deviation from the manufacturing process that is specified in the Master Batch Record shall be documented in the copy of the Master Batch Record for that Batch, and shall be investigated in accordance with approved BPS policies for such investigations and the Quality Agreement. BPS shall provide NTI with complete copies of all such Master Batch Record copies that are assigned a unique batch number, as well as complete copies of all supporting Development and Production documentation in a form reasonably suitable for NTI’s submission to the FDA and other Regulatory Authorities as specified in a Project Plan. Also, BPS shall provide NTI with complete copies of each Released Executed Batch Record.

2.3	Bulk Drug Substance and Components Supply: NTI, at its sole cost and expense (including, without limitation, shipping costs), shall supply to BPS, in a timely manner, all amounts of Bulk Drug Substance required to satisfy the terms of this Agreement and all NTI Supplied Components. Except as otherwise specifically set forth in the Development Plan or the Project Plan, on receipt of the Bulk Drug Substance, BPS’ sole obligations with respect to evaluation of the Bulk Drug Substance shall be to review the accompanying certificate of analysis to confirm that the Bulk Drug Substance conforms with the specifications for the Bulk Drug Substance.

2.4	Bulk Drug Substance and Component Delivery Delays:

2.4.1	BPS shall have no responsibility for delays in delivery of Drug Product caused by delays in receipt of Bulk Drug Substance or NTI Supplied Components.

2.4.2

BPS shall have no responsibility for delays in delivery of Drug Product caused by delays in receipt of BPS Supplied Components, provided that BPS complied with the applicable BPS Supplied Component vendor’s ordering lead times. If

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NTI places an order that provides both parties with reasonable opportunity to comply with their respective Component vendor’s lead times, and the following conditions are met, *** shall be entitled to ***: (a) NTI complies with NTI Supplied Component vendor’s lead times, (b) BPS does not comply with a BPS Supplied Component vendor’s lead times, and (c) such failure by BPS to comply with BPS Supplied Component vendor’s lead time will cause a delay in Production of Drug Product of more than *** days. Notwithstanding the foregoing, in the event that NTI places an order with a requested delivery date that does not allow sufficient opportunity for BPS to comply with a BPS Supplied Component vendor’s ordering lead times, BPS will have no responsibility for resulting delays in delivery caused by delays in receipt of such BPS Supplied Components.

Notwithstanding anything in this Agreement to the contrary, in the event that BPS receives the Bulk Drug Substance and/or NTI Supplied Components needed for Production of Drug Product from NTI with less time than requested in the applicable Project Plan, BPS may ***, which shall be *** promptly to BPS prior to such commencement of Production of Drug Product, and BPS shall Produce such Drug Product as per the original schedule set forth in the applicable Project Plan; provided, however, that this sentence shall not be applicable ***. Notwithstanding anything in this Agreement to the contrary, in the event that BPS receives the Bulk Drug Substance and/or NTI Supplied Components needed for Production of Drug Product from NTI with less time than requested in the applicable Project Plan prior to the scheduled date of Production of such Drug Product, and without sufficient time to complete Production of such Drug Product on or before the scheduled completion date (as determined by BPS in its sole discretion), BPS shall reschedule Production of such Drug Product *** as described above in this Section 2.4).

2.5	Importer of Record: In the event that any material or equipment to be supplied by or on behalf of NTI hereunder, including, without limitation, NTI Supplied Components and Bulk Drug Substance, is imported into the United States for delivery to BPS (“Imported Goods”), such Imported Goods shall be imported DDP Bloomington, IN (Incoterms 2000). NTI shall bear all costs and risk of loss associated with delivery of Imported Goods to BPS. NTI shall be the “Importer of Record” of such Imported Goods. As the Importer of Record, NTI shall be responsible for all aspects of the Imported Goods, including, without limitation, (a) customs and other applicable regulatory clearance of Imported Goods, (b) payment of all tariffs, duties, customs, fees, expenses and charges payable in connection with the importation and delivery of the Imported Goods to BPS, and (c) all records, documents, correspondence and tracking information required by applicable laws, rules and regulations arising out of or in connection with the importation or delivery of the Imported Goods.

2.6	Material Safety Data Sheet: NTI shall provide BPS a Material Safety Data Sheet for Bulk Drug Substance and for each Drug Product. BPS shall immediately notify NTI of any unusual health or environmental occurrence relating to Drug Product, including, but not limited to, any claim or complaint by any employee of BPS (or an employee of any of its Affiliates or a third party acting on behalf of BPS in connection with this Agreement) that the operations of BPS pursuant to this Agreement have resulted in any unusual health or safety effect on such employee. BPS shall advise NTI immediately of any safety or

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toxicity problem of which it becomes aware regarding the Bulk Drug Substance or any Drug Product.

2.7	Vendor and Supplier Audit and Certification: NTI shall be responsible for certifying and auditing all Drug Product-related vendors and suppliers. Upon *** request, *** will provide *** from any audits previously conducted by *** with respect to vendors and suppliers of *** Supplied Components *** that will be used in the Production of Drug Product under a Project Plan. *** may redact such summary as necessary to comply with *** confidentiality obligations to a third party.

2.8	Storage: During the term of this Agreement, BPS shall not be required to store Bulk Drug Substance for more than *** days prior to commencement of Production of Drug Product; provided, however, upon NTI’s request, BPS may agree to store such Bulk Drug Substance for a period longer than *** days by its prior written agreement, and NTI shall reimburse BPS for all reasonable costs incurred by BPS in connection with such storage of Bulk Drug Substance as specified in a Project Plan. In no event shall BPS be required to store a shipment of Drug Product for more than *** days after BPS’ release of the Released Executed Batch Record for such the Drug Product; provided, however, that BPS may agree to store such Batch of Drug Product for a period longer than *** days by its prior written agreement, and further provided that NTI may agree to reimburse BPS for all reasonable costs incurred by BPS in connection with such extended storage period as specified in a Project Plan. All storage fees imposed by BPS pursuant to this Section 2.8 shall be specified in writing by BPS in advance.

2.9	Delivery Terms: BPS shall ship all accepted and released Drug Product to NTI (or to a third party designated by NTI in writing). All shipments shall be shipped EXW (Incoterms 2000) Bloomington, Indiana, freight collect, by a common carrier designated by NTI, at NTI’s expense; provided, however, that BPS shall be responsible for loading of the Drug Product on departure, and BPS shall bear all costs of such loading. NTI shall procure, at its cost, insurance covering damage or loss of Drug Product after loading and during shipping to NTI or its designee. All shipping instructions of NTI shall be accompanied by the name and address of the recipient and NTI’s desired shipping date.

2.10	Subsequent Export: NTI is and shall remain the owner of all goods and materials that are transferred by NTI to BPS in connection with this Agreement, and that are Produced by BPS for NTI hereunder. At no time shall BPS assume ownership in or title to such goods and materials of NTI. In the event that Drug Product is destined for subsequent export or re-export by NTI, then NTI, as owner of the Drug Product, is responsible for such subsequent export or re-export, and will comply with all applicable U.S. laws and regulations relating to such subsequent export or re-export.

2.11	Foreign Corrupt Practices Act: NTI acknowledges that it is not an agent of BPS in connection with the sale or resale of Drug Product. To the extent applicable to any Drug Product, NTI shall be responsible for compliance with The Foreign Corrupt Practices Act, as set forth in Title 15 of the United States Code (as it may be amended from time to time).

2.12	Deposits and Payment for Drug Product and Development: Promptly after execution of each Development Plan and Project Plan, NTI shall pay to BPS the deposit, if any, set

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forth therein. After completion of each phase of Development as set forth in the applicable Development Plan or Project Plan, BPS shall invoice NTI for the Development costs for such phase, as set forth in the applicable Development Plan or Project Plan. NTI shall pay such Development costs within *** days of each such invoice date. Upon completion of the filling of a Batch of Drug Product, BPS shall invoice NTI for the Purchase Price for such Batch, as set forth in the Project Plan. NTI shall make payment within *** days of such invoice date for such Batch of Drug Product. Any payment due under this Agreement that is not made by NTI within the time periods noted above shall bear interest at the lesser of (a) the maximum rate permitted by law, and (b) *** per *** on the outstanding balance.

2.13	Default in Payment Obligations: In addition to all other remedies available to BPS in the event of an NTI default (except in the event of a reasonable, good faith dispute regarding a payment), if NTI fails to make payments as required hereunder, BPS may refuse all further purchase orders, refuse to Produce any Drug Product until NTI’s undisputed account is paid in full, place the account on a letter of credit basis, require full or partial payment in advance, and/or suspend deliveries of Drug Product until NTI provides assurance of payment reasonably satisfactory to BPS.

2.14	Returns: Any Drug Product returned by third parties shall be the responsibility of NTI; provided, however, that NTI may seek damages and/or reimbursement from BPS with respect to such returned Drug Product pursuant to the provisions of Articles 5, 6, 11 and 13, as applicable.

Article 3, TERM AND TERMINATION.

3.1	Term: This Agreement shall commence on the Effective Date and will continue until the Development and Production of all Drug Products, as described in the corresponding Development Plans and Project Plans, have been completed, unless this Agreement is earlier terminated pursuant to Section 3.2 herein (the “Term”).

3.2	Termination: This Agreement may be terminated at any time upon the occurrence of any of the following events:

3.2.1	Termination At Will by NTI: NTI, in its sole discretion, may terminate this Agreement upon *** days’ prior written notice to BPS, subject to the Cancellation Fee set forth in Section 3.3.

3.2.2	Termination for Breach: Either party may terminate this Agreement upon the material breach of any provision of this Agreement by the other party, if such material breach is not cured by the breaching party (a) within ten (10) business days for monetary defaults, and (b) for non-monetary defaults, within thirty (30) calendar days (or within such additional time as may be reasonably necessary to cure such non-monetary default, provided the breaching party has commenced a cure within the 30-day period set forth herein, and is diligently pursuing completion of such cure) after receipt by the breaching party of the non-breaching party’s written notice identifying such monetary or non-monetary default and requiring its cure. At the option of the non-breaching party, such

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termination may be with respect to the entire Agreement, or only with respect to the Drug Product that is the subject of a particular material breach.

3.2.3	Termination for Financial Matters: This Agreement may be terminated immediately by either party upon delivery to the other party of written notice of termination in the event such other party makes a general assignment for the benefit of its creditors, or if proceedings are commenced in any court of competent jurisdiction by or against such party seeking (a) such party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (b) the appointment of a receiver or trustee for or over such party’s property, or (c) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt; provided that such termination shall not be effective unless and until such proceedings continue undismissed, or an order with respect to the foregoing is entered and continues unstated, for a period of more than sixty (60) days.

3.2.4	Cooperation: In the event of termination of this Agreement under Section 3.2.1, 3.2.2 or 3.2.3 above, BPS shall, upon reasonable notice and as reasonably requested by NTI, copy the documentation that is necessary for NTI’s Drug Product regulatory filings ***. BPS shall invoice NTI and NTI shall pay for all reasonable expenses and charges incurred during this process. NTI and BPS shall agree on the reasonable and appropriate amount of time and effort to be expended by BPS pursuant to this Section 3.2.4. BPS shall not be liable for NTI’s loss of use or profits or other collateral, special, consequential or other damages, losses, or expenses, whether such claims are founded in tort or contract, to the extent any such damages, losses, costs, or expenses result directly or indirectly from NTI’s use, interpretation and/or extrapolation of the data, information and records provided by BPS pursuant to this Section 3.2.4.

3.3	Payment on Termination: In the event of early termination of this Agreement by BPS pursuant to Section 3.2 or by NTI pursuant to Section 3.2.1, NTI shall reimburse BPS for (a) all Components ordered prior to termination that are not cancelable or returnable at no cost to BPS, (b) all work-in-process commenced by BPS prior to delivery of the notice of termination, and (c) all finished Drug Product; provided, however, that BPS shall use commercially reasonable efforts to mitigate the costs incurred by NTI pursuant to this sentence. In the event of a cancellation by NTI of the Production of any Batch set forth in an executed Project Plan, NTI shall pay the Cancellation Fees as hereinafter set forth: (x) NTI shall be subject to a charge of *** percent (***%) of the Purchase Price if a Batch is canceled less than nine (9) weeks from the scheduled fill date; (y) NTI shall be subject to a charge of *** percent (***%) of the Purchase Price if a Batch is canceled less than six (6) weeks from the scheduled fill date; and (z) NTI shall be subject to a charge of *** percent (***%) of the Purchase Price if a Batch is canceled less than three (3) weeks from the scheduled fill date. In addition, NTI shall compensate BPS for any materials ordered pursuant to the Project Plan that cannot be canceled or returned, and for any Batch-related testing that has been completed prior to the date of cancellation. For purposes of this Section 3.3, one (1) week is equivalent to seven (7) calendar days. Following expiration or termination of this Agreement, or following NTI’s cancellation

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of the Production of any Batch, upon NTI’s request BPS shall ship to NTI (at NTI’s cost and per NTI’s instructions) all such materials for which NTI has paid BPS. NTI shall make payment for all amounts described in this Section 3.3 within *** days after the date *** of a corresponding invoice.

3.4	Survival: Termination or expiration of this Agreement through any means or for any reason shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement. The provisions of Articles 6, 9, 10, 11, 12, 13, 14, and 15 and Sections 3.2.4, 3.3 and 5.2(b) hereof shall survive expiration or termination of this Agreement.

Article 4, CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE.

4.1	Certificates of Analysis: At NTI’s cost and expense, BPS shall test, or shall cause to be tested by a third party(ies), in accordance with the Specifications, each Batch of Drug Product Produced pursuant to this Agreement before delivery to NTI. A QCMD containing the certificate of analysis for each Batch so Produced shall set forth the items tested, Specifications, and test results. BPS shall also indicate on the final page of the Released Executed Batch Record that all Batch Production and control records have been reviewed and approved by the appropriate quality unit. BPS shall send, or shall cause to be sent, such certificates of analysis to NTI prior to BPS’ shipment of Drug Product (unless Drug Product is shipped under quarantine). Any testing performed by BPS (including tests to confirm that such Batch meets the Specifications) may be used by NTI for final release of each Batch of Drug Product without additional testing by NTI. However, as required by the FDA, NTI shall assume full responsibility for final release of each Batch of Drug Product.

4.2	Manufacturing Compliance: BPS shall advise NTI as soon as practicable (but in any event within forty-eight (48) hours) if an authorized agent of any Regulatory Authority or any regulatory body visits BPS’ manufacturing facility and makes an inquiry regarding BPS’ Production of Drug Product for NTI, and shall provide to NTI copies of any Form 483s or equivalent documents delivered by such Regulatory Authority or regulatory body as a result of such visit as they specifically relate to the Drug Product (including Production of Drug Product), provided however that BPS reserves the right to appropriately redact non-Drug Product-specific information to comply with its obligations of confidentiality to third parties. NTI shall advise BPS as soon as practicable (but in any event within forty-eight (48) hours) if an authorized agent of any Regulatory Authority or any regulatory body plans to visit or accompany NTI on a visit to BPS’ manufacturing facility. Manufacturing exceptions which occur during Production of Drug Product shall not in and of themselves be a basis for rejecting Drug Product as non-conforming; non-conformity shall be determined under Article 5. BPS shall notify NTI as soon as practicable (but in any event within forty-eight (48) hours) of the initiation of any investigation for any level II exceptions.

4.3	Reserve Samples: NTI shall be responsible for obtaining and maintaining sufficient quantities of Bulk Drug Substance reserve samples in accordance with cGMP.

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4.4	Annual Quality Review: NTI shall be responsible for evaluating, at least annually, the quality standards of Drug Product to determine the need for changes in Specifications, manufacturing processes, and/or controlled documents. NTI shall supply BPS a copy of its evaluation and recommendations, if any.

4.5	Distribution Records: BPS shall maintain distribution records that contain all of the appropriate information as specified in cGMP.

4.6	Customer Complaints and Adverse Events: NTI, as required by cGMP, shall maintain all customer complaint and adverse event files relating to Drug Products. Any such complaints received by BPS shall be forwarded to NTI. NTI shall be responsible reviewing each such complaint or adverse event to determine the need for an investigation or the need to report such complaint or adverse event to the FDA, as required by cGMP. NTI shall send to BPS all Drug Product performance or manufacturing-related complaints which require investigation, and shall provide to BPS a list of, and a sample of, all Batches of Drug Product which are the subject of such complaints. BPS shall conduct an investigation, if required by applicable SOPs, for each such Batch of Drug Product for which BPS receives such sample from NTI, and BPS shall report its findings and follow-up of each such investigation to NTI. NTI shall make a copy of these complaint files available to BPS in the event they are required by BPS during an FDA inspection related to a Drug Product(s).

4.7	Audits: NTI or its representatives, upon prior written notice and during normal business hours, shall have the right to inspect, *** each calendar year, BPS Batch records and the portions of BPS’ facility used for Production, storage and shipping of Drug Product; provided, however that NTI shall have the right to perform an additional audit or inspection of such Batch records and facility if such audit is for cause. For the avoidance of doubt, such audits are not intended to, and will not, include any financial information/records other than invoices issued by BPS to NTI and payments made by NTI (or on its behalf) to BPS hereunder. If NTI chooses to audit BPS more than *** in a calendar year, NTI agrees to reimburse BPS for BPS’ reasonable expenses incurred in hosting the audit. All audited data, records and the like will be treated as Confidential Information of BPS or NTI (as applicable), and NTI shall not be permitted to copy or remove audited data or records without BPS’ prior consent, which consent shall not be unreasonably withheld or delayed.

4.8	Production Visits: BPS shall permit NTI to designate up to two representatives of NTI to be present at BPS’ facility at any time during any shift during BPS’ Production of Drug Product. Such representatives of NTI shall be restricted to areas of BPS’ facility where BPS is performing such Production-related activities, and shall be restricted to observing Production of Drug Product. Such representatives of NTI shall comply with all applicable BPS policies and procedures (copies of which have been provided to NTI prior to execution of this Agreement), and may, at BPS’ option, be escorted by BPS personnel.

4.9	Regulatory Compliance: Unless otherwise stated, BPS is responsible for compliance with all federal, state and local laws and regulations (“Regulations”) as they apply generally to development, production, handling and storage of pharmaceutical products. NTI shall be responsible for compliance with all Regulations as they apply to all other

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aspects of the Production, use, and sale of Drug Product, which responsibility shall include, without limitation, all contact with the FDA regarding the foregoing.

Article 5, ACCEPTANCE OF DRUG PRODUCT.

5.1	Non-Conforming Drug Product: Within *** after the date of Production of any Batch pursuant to the Project Plan, BPS shall promptly forward to NTI, or to NTI’s designee, reasonable quantities of samples of such Batch as specified in the MBR. Within *** days after receipt by NTI (or by NTI’s designee) of the samples, or within *** days after receipt by NTI (or by NTI’s designee) of the Released Executed Batch Record, whichever is later, NTI shall determine whether such Batch of Drug Product conforms to the Master Batch Record, BPS SOPs, Specifications and the Project Plan (collectively the “Product Requirements”).

5.1.1	If (a) any Batch of Drug Product conforms to the Product Requirements, or (b) NTI fails to notify BPS within the applicable time period that any Batch of Drug Product does not conform to the Product Requirements, then NTI shall be deemed to have accepted the Drug Product and waived its right to revoke acceptance.

5.1.2	If NTI believes any Batch of Drug Product does not conform to the Product Requirements, it shall notify BPS by telephone (including a detailed explanation of the non-conformity), and thereafter shall confirm such notice in writing via overnight delivery to BPS. Upon BPS’ receipt of such notice, BPS will investigate such alleged non-conformity, and (a) if BPS agrees that such Batch of Drug Product is non-conforming, deliver to NTI a corrective action plan within *** days after receipt of NTI’s written notice of non-conformity, or such additional time as may be reasonably required if such investigation or plan by BPS requires data from sources other than NTI or BPS, or (b) if BPS disagrees with NTI’s determination that such Batch of Drug Product is non-conforming, BPS shall so notify NTI by telephone within the *** period, and shall confirm such notice in writing by overnight delivery to NTI.

5.1.3	If the parties reasonably dispute whether a Batch of Drug Product is conforming or non-conforming, samples of such Batch of Drug Product will be submitted to a mutually acceptable outside laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof if non-conforming, shall be binding upon the parties. The party that incorrectly determined the conformity or non-conformity (as the case may be) of the Batch of Drug Product shall bear the cost of such outside laboratory or consultant.

5.2	Remedies for Non Conforming Product: In the event BPS agrees that the Batch of Drug Product is non-conforming solely as a result of the negligence or willful misconduct of BPS, or if the outside laboratory or consultant determines under Section 5.1.3 that the Batch of Drug Product is non-conforming solely as a result of the negligence or willful misconduct of BPS, then at NTI’s option and with BPS’ consent (not to be unreasonably withheld or delayed), BPS shall (a) ***, replace such non-conforming Drug Product with conforming Drug Product within *** days from the date of BPS’ receipt of replacement Bulk

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Drug Substance from NTI (subject to NTI supply of the replacement Bulk Drug Substance at its expense, and NTI’s payment for the non-conforming Drug Product), or (b) refund the Purchase Price of the non-conforming Drug Product.

5.3	Non-conforming Bulk Drug Substance: If Drug Product is rejected by NTI, and such Drug Product’s failure to meet the Product Requirements is the result of non-conforming Bulk Drug Substance, then such non-conformity shall not be deemed to be non-conforming as a result of the negligence or willful misconduct of BPS.

Article 6, DRUG PRODUCT RECALLS.

6.1	Drug Product Recalls: In the event that NTI shall be required to recall any Drug Product because such Drug Product may violate local, state or federal laws or regulations, the laws or regulations of any applicable foreign government or agency, or the Drug Product Specifications, or in the event that NTI elects to institute a voluntary recall of any Drug Product, NTI shall be responsible for coordinating such recall. NTI promptly shall notify BPS if any Drug Product is the subject of a recall, and shall provide BPS with a copy of all documents relating to such recall. BPS shall cooperate with NTI in connection with any such recall, at NTI’s expense. NTI shall be responsible for all of the costs and expenses of such recall.

Article 7, FORCE MAJEURE.

7.1	Force Majeure Events: Failure of either party to perform an obligation under this Agreement (except the obligation to make payments) shall not subject such party to any liability to the other if such failure is caused by acts of God, acts of terrorism, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, compliance with any order or regulation of any government entity, or by any cause beyond the reasonable control of the affected party, whether or not foreseeable, provided that written notice of such event is promptly delivered to the other party.

Article 8, CHANGES IN PRODUCTION.

8.1	Changes to Master Batch Records and Drug Product Specifications: BPS agrees to inform NTI within *** days of any regulatory development that materially affects Production of Drug Product or any material change to a Drug Product-Specific SOP and/or Master Batch Record and/or Drug Product Specification that may or will materially affect the Production of Drug Product. For purposes of clarification, “material” changes or effects include (without limitation) such developments or changes that may or would affect the strength, identity, safety, purity or quality of the Drug Product. BPS shall notify NTI of, and obtain prior written approval from NTI for, any material changes to Drug Product-specific SOPs, Master Batch Records and/or to Drug Product Specifications prior to the Production of subsequent Batches of Drug Product.

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8.2	Drug Product-Specific Changes: If facility, equipment, process or system changes are required of BPS as a result of requirements set forth by the FDA or any other Regulatory Authority, and such regulatory changes apply primarily to the Production and/or supply of one or more Drug Products for NTI, then NTI and BPS will review such requirements and will agree in writing to any and all facility, equipment, process and/or system changes necessitated by such requirements. The parties shall discuss in good faith and mutually agree upon an agreed *** of the reasonable costs thereof.

Article 9, CONFIDENTIALITY.

9.1	Confidentiality: It is contemplated that, in the course of the parties’ performance under this Agreement, each party may, from time to time, disclose Confidential Information to the other party.

9.2	Prior Confidentiality Agreement: This Agreement, by reference, incorporates the Confidentiality Agreement signed by NTI and BPS on January 5, 2005, and such Confidentiality Agreement is made a part hereof as though fully set forth herein. Disclosures of Confidential Information under this Agreement shall be governed by the terms and conditions of such Confidentiality Agreement.

9.3	Third Party Disclosure: BPS shall be permitted to disclose Drug Product information on an “as needed” basis to third party developmental and analytical services providers that are contractually bound to BPS in connection with performance of BPS’ obligations hereunder; provided that all such third party providers shall be subject to confidentiality and non-use obligations regarding NTI’s Confidential Information that are similar to those applicable to BPS hereunder. Either party may disclose Confidential Information of the other party to those Affiliates, agents, advisors and consultants who need to know such information to accomplish the purposes of this Agreement (collectively, “Permitted Recipients”); provided that such Permitted Recipients are subject to confidentiality and non-use obligations that are similar to those applicable to BPS and NTI hereunder.

9.4	Litigation and Governmental Disclosure: Each party may disclose Confidential Information of the other party hereunder only to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with applicable governmental regulations or conducting pre-clinical or clinical trials; provided that if a party is required by applicable law or regulation or by regulatory agencies to make any such disclosure of the other party’s Confidential Information, that party (a) will, except where impractical for necessary disclosures (for example, in the event of a medical emergency), give prompt advance written notice to the other party of such disclosure requirement, and (b) will use good faith efforts to assist such other party to secure a protective order or confidential treatment of, or to otherwise prevent disclosure of, such Confidential Information required to be disclosed.

9.5	Limitation of Disclosure: The parties agree that, except as otherwise may be required by applicable laws, regulations, rules or orders, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission, and except as may be authorized pursuant to Section 9.4, no information concerning this

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Agreement and the transactions contemplated herein shall be made public by either party without the prior written consent of the other party.

9.6	Publicity and SEC Filings: The parties agree that the public announcement of the execution of this Agreement shall only be by one or more press releases mutually agreed to by the parties. The failure of a party to return a draft of a press release, with its proposed amendments or modifications to such press release, to the other party within five (5) business days of such party’s receipt of such draft press release shall be deemed to be such party’s approval of such draft press release as received from the other party. Each party agrees that it shall cooperate fully and in a timely manner with the other party with respect to all disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either party included in any such disclosure.

9.7	Duration of Confidentiality; Return of Confidential Information: All obligations of confidentiality and non-use imposed upon the parties under this Agreement shall expire ten (10) years after the expiration or earlier termination of this Agreement. Upon written request, the Recipient shall promptly return or destroy all Confidential Information of the requesting party, including all copies thereof; provided that the Recipient may retain a single copy of such Confidential Information for the sole purpose of determining the scope of its obligations hereunder.

Article 10, INTELLECTUAL PROPERTY.

10.1	Existing Intellectual Property: Except as the parties may otherwise expressly agree in writing, each party owns, and shall continue to own, its existing patents, trademarks, copyrights, trade secrets and other intellectual property, without conferring any interests therein on the other party. Without limiting the generality of the preceding sentence, NTI shall retain all right, title and interest arising under the United States Patent Act, the United States Trademark Act, the United States Copyright Act and all other applicable laws, rules and regulations in and to all Drug Products, Bulk Drug Substance, Labeling and trademarks associated therewith, and all data, documents and records provided by NTI and specifically relating to Drug Product (including Drug Product-specific information contained within MBRs, Released Executed Batch Records, Specifications, Project Plan(s) and Regulatory Plan(s) (collectively, “NTI Intellectual Property”)). Neither party shall acquire any right, title, license or other interest in the other party’s intellectual property by virtue of this Agreement or otherwise, except to the extent expressly provided herein.

10.2

Intellectual Property Arising Under this Agreement: The parties do not anticipate that discoveries, inventions, improvements or new technology (collectively, “New IP”) will arise in connection with this Agreement. Notwithstanding the foregoing, except as the parties may otherwise agree in writing, all New IP (as defined herein) which is conceived, reduced to practice, or created solely by a party in the course of performing its obligations under this Agreement shall be solely owned and subject to use and exploitation by that inventing party without a duty to account to the other party (collectively the “Individually Owned New IP.”) For purposes of this Agreement, “New IP” shall mean information relating to any invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how,

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process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable. BPS hereby grants to NTI (a) ***, worldwide, irrevocable and transferable license, with the right to grant sublicenses, under each Individually Owned New IP that is owned by BPS to the extent it relates solely to the Drug Product, and (b) ***, worldwide, irrevocable and transferable license, with the right to grant sublicenses, under all other Individually Owned New IP that is owned by BPS and described in this Section 10.2, to use such New IP to research, develop, conduct clinical trials for, formulate, manufacture, test, seek regulatory approval for, market, commercialize, make, have made, use, sell, offer for sale, import, distribute and otherwise exploit the Bulk Drug Substance or the Drug Product.

10.3	Jointly Owned New IP Arising Under this Agreement: All New IP which is conceived, reduced to practice, or created jointly by the parties and/or their respective agents (i.e., employees or agents who would be or are properly named as co-inventors under the laws of the United States on any patent application claiming such New IP) in the course of the performance of this Agreement shall be owned jointly by the parties (collectively the “Jointly Owned New IP.”) Each party shall have full rights to exploit such Jointly Owned New IP for its own commercial purposes without any obligation to the other. The parties shall share equally in the cost of mutually agreed patent filings with respect to all such Jointly Owned New IP. The decision to file for patent coverage on Jointly Owned New IP shall be mutually agreed upon, and the Parties shall select a mutually acceptable patent counsel to file and prosecute patent applications based on such Jointly Owned New IP. BPS hereby grants to NTI an ***, worldwide, irrevocable and transferable license, with the right to grant sublicenses, under BPS’ right, title and interest in and to all Jointly Owned New IP to the extent it relates solely to the Drug Product, to use such New IP to research, develop, conduct clinical trials for, formulate, manufacture, test, seek regulatory approval for, market, commercialize, make, have made, use, sell, offer for sale, import, distribute and otherwise exploit the Bulk Drug Substance or the Drug Product.

10.4	Disclaimer: Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as: (a) a grant, transfer or other conveyance by a party to the other party of any right, title, license or other interest of any kind in any New IP or other intellectual property owned by that party, (b) creating an obligation on the part of a party to make any such grant, transfer or other conveyance or (c) requiring a party to participate with the other party in any cooperative development program or project of any kind or to continue with any such program or project.

10.5	Rights in Intellectual Property: The party owning any New IP arising hereunder shall have the worldwide right to control the drafting, filing, prosecution and maintenance of patents covering such New IP, including decisions about the countries in which to file patent applications. Patent costs associated with the patent activities described in this Section 10.5 shall be borne by the sole owner. Each party will reasonably cooperate with the other party in the filing and prosecution of patent applications. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of such patent applications.

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10.6	Master Batch Record: Subject to Section 10.7, each MBR shall be the property of BPS; however, all information, data and results contained within the MBR and which (a) is generated or obtained by BPS in the course of its performance of this Agreement; (b) is not BPS Existing Intellectual Property, BPS Individually Owned New IP or Jointly Owned New IP; and (c) relates solely to Bulk Drug Substance or Drug Product, shall be owned by NTI.

10.7	Confidentiality of Intellectual Property: As provided in this Article 10, intellectual property shall be deemed to be the Confidential Information of the party that owns such intellectual property (whether or not the party that discloses such Confidential Information or intellectual property to the other party is the owner), and to the extent any *** or *** is *** shall not disclose such intellectual property (or corresponding Confidential Information) without the prior written consent of ***. The protection of each party’s Confidential Information is described in Article 9. It shall be the responsibility of the party preparing a patent application to use reasonable efforts to limit the disclosure of the other party’s Confidential Information in any patent application. Should a party need to disclose the other party’s Confidential Information to comply with a patent office’s disclosure requirements the party must obtain the written permission of the other party to use or disclose the other party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.

Article 11, REPRESENTATIONS AND WARRANTIES.

11.1	Mutual Representations and Warranties: Each party hereby represents and warrants to the other party that (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

11.2	BPS Representations and Warranties: BPS represents and warrants that: (a) it shall use commercially reasonable efforts to perform its obligations hereunder; (b) that none of it, its officers, directors, employees, or those of its Affiliates are debarred under the Generic Drug Enforcement Act or convicted of a crime which could lead to debarment, and it has not knowingly utilized, and will not knowingly utilize, the services of any individual or entity in the performance of any plan or project under this Agreement that has been debarred under the Generic Drug Enforcement Act or convicted of a crime that could lead to debarment; (c) that it will conduct each plan or project in conformity with applicable cGMP, according to *** (without any warranty by BPS that Drug Product Produced hereunder will *** to *** when Produced in compliance with ***), all applicable FDA regulatory requirements relating generally to production of pharmaceutical products, all applicable laws and regulations, and the procedures and parameters set forth in the applicable plan; and (d) that the Drug Product shall not have been and shall not be adulterated, misbranded, misused, contaminated, or tampered with

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due to the negligence or willful misconduct of BPS. In the event that BPS receives notice of the debarment or threatened debarment of any individual or entity utilized by BPS in connection with a plan or project, BPS shall notify NTI immediately, and NTI shall have the right to terminate this Agreement upon written notice without further cost or liability, except for payments of accrued and unpaid obligations to the date of termination. BPS further represents and warrants that it has obtained (or will obtain prior to Producing Drug Product), and will remain in compliance with during the term of this Agreement, all permits, licenses and other authorizations (the “Permits”) which are required under federal, state and local laws, rules and regulations applicable to the Production only of Drug Product as specified in the Project Plan; provided, however, BPS shall have no obligation to obtain Permits relating to the sale, marketing, distribution or use of Bulk Drug Substance or Drug Product or with respect to the Labeling of Drug Product. BPS makes no representation or warranty with respect to the sale, marketing, distribution or use of the Bulk Drug Substance or as to printed materials specified by NTI or its agents.

11.3	Disclaimer of BPS Warranties: Except for those warranties set forth in Sections 11.1 and 11.2 of this Agreement, BPS makes no warranties, written, oral, express or implied, with respect to Drug Product or the Development and Production of Drug Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, HEREBY ARE DISCLAIMED BY BPS. NO WARRANTIES OF BPS MAY BE CHANGED BY ANY REPRESENTATIVES OF BPS. Any acceptance of Drug Product by NTI in accordance with this Agreement shall be subject to the terms of this Section 11.3.

11.4	NTI Representations and Warranties: NTI represents and warrants that (a) it has the right to give BPS any information provided to BPS by NTI hereunder and that BPS has the right to use such information for the Production of Drug Product, and (b) as of the Execution Date of this Agreement (as defined at the end of this Agreement), to the actual knowledge of NTI, there are no (i) patents or other intellectual rights that would be infringed by BPS’ Production of Drug Product under this Agreement, or (ii) proprietary rights of third parties which would be violated by BPS’ performance hereunder. NTI further warrants that the Bulk Drug Substance provided to BPS hereunder (1) conforms to the Bulk Drug Substance specifications and (2) is not adulterated or misbranded within the meaning of the FD&C Act.

11.5	Disclaimer of NTI Warranties: Except for those warranties set forth in Sections 11.1 and 11.4 of this Agreement, NTI makes no warranties, written, oral, express or implied, with respect to Drug Product or the Development and Production of Drug Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, HEREBY ARE DISCLAIMED BY NTI. NO WARRANTIES OF NTI MAY BE CHANGED BY ANY REPRESENTATIVES OF NTI.

Article 12, LIMITATION OF LIABILITY AND RISK OF LOSS.

12.1	Limitation of Liability: Notwithstanding any other provision of this Agreement, BPS shall not be liable for NTI’s loss of use or profits or other collateral, special,

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consequential or other damages, losses, or expenses, including, but not limited to, the cost of cover or the cost of a recall by NTI in connection with, or by reason of, the Production and delivery of Drug Product under this Agreement, whether such claims are founded in tort or contract. Except as provided in Articles 3, 5 and 13, the foregoing constitutes the sole and exclusive liability of BPS. All claims by NTI for breach or default under this Agreement shall be brought within one (1) year after the cause of action accrued or the cause of action shall be deemed waived.

12.2	Risk of Loss: All BPS Supplied Components and equipment used by BPS in the Production of Drug Product (collectively, “BPS Property”) shall at all times remain the property of BPS, and BPS assumes risk of loss for such property until delivery of Drug Product to a common carrier as specified under Section 2.9. BPS hereby waives any and all rights of recovery against NTI and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to BPS Property to the extent the loss or damage is covered or could be covered by insurance (whether or not such insurance is described in this Agreement). All NTI Supplied Components, all Bulk Drug Substance supplied by NTI, and all Drug Product (collectively, “NTI Property”) shall at all times remain the property of NTI and NTI assumes all risk of loss for the NTI Property. NTI hereby waives any and all rights of recovery against BPS and its Affiliates, and against any of their respective directors, governors, members, officers, employees, agents or representatives, for any loss or damage to the NTI Property; NTI shall procure, at its cost, insurance covering such loss or damage.

12.3	Waiver of Claims: In connection with providing services hereunder, BPS represents only that it will use reasonable care in providing such services as they specifically relate to development studies, formulation, primary packaging and manufacturing process development conducted by BPS in connection and accordance with this Agreement. BPS makes no representation or warranty relating to the stability, efficacy, safety, or toxicity of Drug Product developed, formulated, packaged or Produced in accordance with this Agreement (including the Project Plan), and NTI expressly waives all claims against BPS and its Affiliates, and any of their respective agents or employees, arising out of or in connection with any claims relating to the stability, efficacy, safety, or toxicity of such Drug Product.

Article 13, INDEMNIFICATION.

13.1

NTI Indemnification: NTI shall indemnify, defend and hold harmless BPS and its Affiliates, and any of their respective directors, governors, members, officers, employees, subcontractors and agents (collectively, the “BPS Indemnitees”) from and against any and all liabilities, obligations, penalties, claims, judgments, demands, actions, disbursements of any kind and nature, suits, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or in connection with property damage or personal injury (including, without limitation, death) of third parties (collectively “Claims”), including, without limitation, Claims allegedly resulting in part by the negligent acts or omissions of the BPS Indemnitees or for acts or omissions for which the BPS Indemnitee(s) otherwise would be strictly liable, in connection with (a) the storage, promotion, labeling, marketing, distribution, use or sale of Bulk Drug Substance or Drug Product by or on behalf of NTI, (b) NTI’s negligence or willful misconduct in the performance of its obligations under this Agreement, (c) NTI’s

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material breach of its obligations under this Agreement, or (d) any claim that the use, sale, Production, marketing or distribution of Bulk Drug Substance or Drug Product by BPS or NTI violates the patent, trademark, copyright or other proprietary rights of any third party, except if any of the foregoing (a) or (d) is caused solely by the negligence or willful misconduct of BPS in the performance of its obligations under this Agreement, or solely by a material breach by BPS of its obligations under this Agreement.

13.2	BPS’ Indemnification: BPS shall indemnify, defend and hold harmless NTI and its Affiliates, and any of their respective directors, governors, members, officers, employees, subcontractors and agents (collectively, the “NTI Indemnitees”) from and against any and all Claims resulting solely from either (a) BPS’ negligence or willful misconduct in the performance of its obligations under this Agreement, or (b) BPS’ material breach of its obligations under this Agreement.

13.3	Indemnitee Obligations: A party (the “Indemnitee”) which intends to claim indemnification under this Article 13 shall promptly notify the other party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which the Indemnitee or any of its Affiliates, or any of their respective directors, governors, members, officers, employees, subcontractors, or agents, intend to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its Affiliates, and their respective directors, governors, members, officers, employees, subcontractors and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the Indemnitee’s rights hereunder, or impose any obligations on the Indemnitee in addition to those set forth herein, in order for it to exercise such rights, without Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The Indemnitee, its Affiliates, and their respective directors, governors, members, officers, employees, subcontractors and agents shall fully cooperate with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article 13. The Indemnitee shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

13.4	Injunction: In the event that the Production of a Drug Product is enjoined due to alleged infringement by either party of the proprietary rights of a third party, such action shall be deemed a breach of this Agreement by NTI and subject to the terms of Article 3.

Article 14, INSURANCE.

14.1	NTI Insurance: NTI shall procure and maintain, during the Term of this Agreement and for a period *** beyond the expiration date of Drug Product, Commercial General Liability Insurance, including without limitation, Product Liability and Contractual

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Liability coverage (the “NTI Insurance”). The NTI Insurance shall cover amounts not less than *** dollars ($***) combined single limit and shall be with an insurance carrier with an AM Best rating of A-VII of better. BPS shall be named as an additional insured on the NTI Insurance, and before commencement of Production of Drug Product (as set forth in the Project Plan), NTI shall deliver a certificate of NTI Insurance and endorsement of additional insured to BPS evidencing such coverage within five (5) days of execution of this Agreement. If NTI fails to furnish such certificates or endorsements coverage within five (5) days of execution of this Agreement, or if at any time thereafter during the Term of this Agreement BPS is notified of the cancellation or lapse of the NTI Insurance, and NTI fails to rectify the same within *** calendar days after written notice from BPS, BPS, at its option, may obtain such NTI Insurance and NTI promptly shall reimburse BPS for the cost of the same. Any deductible and/or self insurance retention shall be the sole responsibility of NTI.

14.2	BPS Insurance: BPS shall, during the Term of this Agreement and for a period *** beyond the expiration date of Drug Product, obtain and maintain at its own cost and expense, any combination of insurance or self-insurance, in BPS’ sole discretion, for its commercial liability with respect to its activities hereunder. Any deductible and/or self insurance retention of BPS shall be the sole responsibility of BPS.

14.3	Limitation: In no event will the liability of either party be limited to that which is recoverable by insurance.

Article 15, ALTERNATIVE DISPUTE RESOLUTION; INJUNCTION.

15.1	Dispute Resolution: The parties undertake to amicably solve any disputes between them arising out of or relating to the operation or interpretation of this Agreement or concerning its validity. If they fail to do so, such dispute shall be first referred to the Senior Director, Pharmaceutical Services of BPS and to the Vice President, Product Development of NTI (collectively, “Executives”) for resolution, upon one party providing the other party with written notice that such dispute exists. The Executives shall attempt to resolve such dispute through good faith discussions. In the event that the Executives cannot resolve such dispute within thirty (30) days of such other party’s receipt of such written notice, either party may request that such dispute be resolved by binding arbitration before one independent and impartial arbitrator in accordance with the CPR Non-Administered Arbitration Rules in effect on the date of this agreement, applying the substantive law specified in Section 16.9. The parties shall jointly select the arbitrator. The arbitrator will not have the right to modify the terms and conditions of this Agreement; as a result, the rights and obligations of the parties will be determined by the arbitrator in accordance with this Agreement, and any decision or award will only be in accordance with this Agreement. Within three (3) months of the conclusion of an arbitration proceeding, the arbitration decision shall be rendered in writing and shall specify the basis on which the decision was made. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon any such award may be entered in any court having jurisdiction thereof. Arbitration shall be conducted in New York City, New York. Notwithstanding the foregoing, this Section 15.1 shall not apply to any disputes arising under Article 9 (Confidentiality) or to any disputes relating

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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to a party’s Intellectual Property, as defined in Article 10 (including, without limitation, the validity or infringement of patents or scope of patent claims).

15.2	Injunctions: Notwithstanding anything to the contrary contained in this Article 15, in the event of any breach or threatened breach of this Agreement by either party that the other party believes will cause irreparable harm and damage to it, such party shall be entitled to seek an injunction, restraining order restraining such breach or threatened breach by the other party and all other remedies which shall be available to it at law or in equity and the parties irrevocably submit to the jurisdiction of any state or federal court sitting in New York City, NY over any such suit, action or proceeding.

Article 16, GENERAL PROVISIONS.

16.1	Notices: All notices hereunder shall be delivered by facsimile (with confirmation copy provided by overnight delivery), or by overnight delivery with a reputable overnight delivery service, to the following address of the respective parties:

If to NTI:	Neurobiological Technologies, Inc.
3260 Blume Drive, Suite 500
Richmond, California 94806
Attn: Vice President and Chief Financial Officer

Telephone: (510) 262-1730
Facsimile: (510) 262-0204

With a copy to:	Neurobiological Technologies, Inc.
115 River Road, Third Floor
Edgewater, New Jersey 07020-1034
Attn: Vice President, Product Development

Telephone: (201) 512-8847
Facsimile: (201) 512-8848

If to BPS:	Baxter Pharmaceutical Solutions LLC
927 South Curry Pike
Bloomington, IN 47403
Attn: Contract Management

Telephone: (812) 333-0887
Facsimile: (812) 332-3079

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With a copy to:	Baxter Healthcare Corporation
One Baxter Parkway
Deerfield, IL 60015-4633
Attn: General Counsel

Telephone: (847) 948-2600
Facsimile: (847) 948-2450

Notices shall be effective on the day following the date of transmission, if sent by facsimile, and on the day of delivery, if sent by overnight delivery. A party may change its address listed above by notice to the other party that is provided in accordance with this Section 16.1.

16.2	Entire Agreement; Amendment: Except for the Confidentiality Agreement signed by NTI and BPS on January 5, 2005, which is incorporated herein pursuant to Section 9.2, the parties hereto acknowledge and agree that this Agreement (including all Development Plans, Project Plans and Regulatory Plans incorporated herein, as well as all Quality Agreements) sets forth the entire agreement and understanding of the parties, and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. In the event of a conflict between the terms set forth in the body of this Agreement and any of the documents incorporated herein by reference (the Confidentiality Agreement, Quality Agreement, Development Plan, Project Plan and Regulatory Plan), the terms set forth in the body of this Agreement shall control. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of each of the parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

16.3	Waiver: None of the provisions of this Agreement shall be considered waived by a party hereto unless such waiver is agreed to, in writing, by authorized agents of each of the parties. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or any failure or delay to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights of any party hereto.

16.4	Obligations to Third Parties: Each party warrants and represents that this Agreement is not inconsistent with any contractual obligations, expressed or implied, undertaken with any third party.

16.5

Assignment: This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties, and may not be assigned or transferred by either party without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, except that no consent shall be required in the case of (a) a transfer to a wholly-owned subsidiary or (b) a transaction involving the merger, consolidation or sale of substantially all of the assets of the party seeking such assignment or transfer, and such transaction relates to the business covered by this Agreement, and the resulting entity assumes all the obligations of the assigning party under this Agreement. Either party may, without such consent, assign this Agreement to an Affiliate of such party, provided that the assignee assumes all obligations of the assigning party under this Agreement, and in the case of an assignment by BPS to an Affiliate of BPS, further provided that such assignment does not result in a transfer of Production of Drug Product hereunder from BPS’ facilities in Bloomington, IN. No

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assignment shall relieve any party of its responsibility for the performance of its obligations hereunder.

16.6	Successors and Assigns: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

16.7	Taxes: NTI shall pay all national, state, municipal or other sales, use, excise, import, property, value added, or other similar taxes, assessments or tariffs assessed upon or levied against the sale of Drug Product to NTI pursuant to this Agreement, or the sale or distribution of Drug Product by NTI (or, at NTI’s sole expense, NTI shall defend against the imposition of such taxes and expenses). BPS shall notify NTI of any such taxes that any governmental authority is seeking to collect from BPS, and NTI may assume the defense thereof in BPS’ name, if necessary, and BPS agrees to fully cooperate in such defense to the extent of the capacity of BPS, at NTI’s expense. BPS shall pay all national, state, municipal or other taxes on the income resulting from the sale by BPS of the Drug Product to NTI under this Agreement, including but not limited to, gross income, adjusted gross income, supplemental net income, gross receipts, excess profit taxes, or other similar taxes.

16.8	Independent Contractor: BPS shall act as an independent contractor for NTI in providing the services required hereunder, and shall not be considered an agent of, or a joint venturer with, NTI. Unless otherwise provided herein to the contrary, BPS shall furnish all expertise, labor, supervision, machining and equipment necessary for performance hereunder, and shall obtain and maintain all building and other permits and licenses required by public authorities.

16.9	Governing Law: This Agreement is being delivered and executed in the State of Delaware. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of Delaware, without regard to the principles of conflicts of laws.

16.10	Attorneys’ Fees: The successful party in any litigation or other dispute resolution proceeding to enforce the terms and conditions of this Agreement shall be entitled to recover from the other party reasonable attorneys’ fees and related costs involved in connection with such litigation or dispute resolution proceeding.

16.11	Severability: In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

16.12	Headings, Interpretation: The headings used in this Agreement are for convenience only and are not part of this Agreement.

16.13	Counterparts; Facsimile: This Agreement may be executed by original or facsimile signature in several counterparts, each of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have each caused this Drug Product Development and Clinical Supply Agreement to be executed by their duly authorized representatives as of June 23, 2005 (the “Execution Date”), and to be effective as of the Effective Date set forth in the preamble to this Agreement.

NEUROBIOLOGICAL TECHNOLOGIES, INC.		BAXTER PHARMACEUTICAL SOLUTIONS LLC

By:	/s/ STEPHEN J. PETTI	By:	/s/ KELLY L. ZALESKI, PH.D.
Name:	Stephen J. Petti	Name:	Kelly L. Zaleski, Ph.D.
Title:	Vice President, Product Development	Title:	Sr. Director, Pharmaceutical Services

By:	/s/ JONATHAN R. WOLTER
Name:	Jonathan R. Wolter
Title:	Vice President & Chief Financial Officer

By:	/s/ PAUL E. FREIMAN
Name:	Paul E. Freiman
Title:	Chief Executive Officer

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